EXHIBIT 10.4

ADDENDUM TO DATA PROCESSING SERVICES AGREEMENT

WHEREAS, JACK HENRY & ASSOCIATES, INC., 663 West Highway 60, Monett, MO 65708 ("JHA") and MISSION BANK, 1330 Truxtun Avenue, Bakersfield, CA 93301 ("Client") entered into a DATA PROCESSING SERVICES AGREEMENT dated December 12, 2001 (Agreement"): and

WHEREAS, Client hereby requests JHA to furnish and install the following Additional Services:

                              INSTALL      MONTHLY
ADDITIONAL SERVICES             FEE      SERVICE FEE

NetTeller Online Banking(tm)  $  3,750  $      1,775

Less NetTeller Allowance:                      ($178)

NetTeller Online Banking                $        425
Cash Management Module                  $      5,000

Less Cash Management
Allowance:                                      ($43)

Total NetTeller & Cash
Management:                   $  8,750  $      1,979

NOW THEREFORE, it is mutually agreed as follows:

1. JHA will furnish said Additional Services, which will be installed on JHA's Service Bureau computer for Client's use.
2. Client covenants to JHA that said Additional Services will be used only to process its own data, and for no other use or purpose.
3. Said Agreement is adopted, ratified and incorporated herein by reference, and shall also govern the use of said Additional Services.
4. Client guarantees payment of all the above fees to JHA, together with reimbursement of sales/use taxes (if and, and all JHA actual out-of-pocket expenses including but not limited to travel, lodging, meals, telephone, postage, and shipping costs.
5. Client will be required to purchase from JHA the hardware required to install and run NetTeller-) software and any Additional Services.

A3/OM/I/S-NET-SB-10-01

6. This document and said Agreement shall be governed by the laws of Missouri, and contain the entire agreement between the parties with respect to the transactions contained herein, and they may be modified or changed only by a written instrument signed by all parties hereto
7. The Monthly Charge for the NETTELLER ONLINE BANKING(tm) starts when the NETTELLER ONLINE BANKING(tm) is fully installed. The initial Monthly Charge will be prorated from the start date through the end of the month of installation.
8. The initial term of this Addendum shall be coterminous with the Data Processing Service Agreement until terminated pursuant to the TERMINATION section of said Agreement.

IN WITNESS WHEREOF, the parties thereto cause this Addendum to be duly executed on this 17" day of December 2002.

JHA:                                 CLIENT:
JACK HENRY & ASSOCIATES, INC.        MISSION BANK
By:                                  By:  /s/ Craig S. Swenson

Print/Type Name                      Print/Type Name Craig S. Swenson

Title:                               Title:  VP - CFO
Date:                                Date:   12-24-02

ABA #


A3/OM/I/S-NET-SB-10-01M            Page 2

ADDENDUM TO DATA PROCESSING SERVICES AGREEMENT

WHEREAS, JACK HENRY & ASSOCIATES, INC., 663 West Highway 60, Monett, MO 65708 ("JHA") and MISSION BANK, 1330 Truxtun Avenue, Bakersfield, CA 93301 ("Client") entered into a DATA PROCESSING SERVICES AGREEMENT dated December 12, 2001 ("Agreement"); and

WHEREAS, Client hereby requests JHA to furnish and install the following Additional Services:

Additional Services     Monthly Service Fee     One Time Installation Fee
PowerPay(tm)                        $200                           $6,500

NOW THEREFORE, it is mutually agreed as follows:

1. JHA will furnish said Additional Services, which will be installed on JHA's Service Bureau computer for Client's use.
2. Client covenants to JHA that said Additional Services will be used only to process its own data, and for no other use or purpose.
3. Said Agreement is adopted, ratified and incorporated herein by reference, and shall also govern the use of said Additional Services. However, in regard to the Additional Services the terms and conditions contained herein on Schedules A, B, and C shall apply and shall prevail over any conflicting or contradictory terms in the Agreement.
4. Client guarantees payment of all the above fees to JHA, together with reimbursement of sales/use taxes (if any), and all JHA actual out-of-pocket expenses including, but not limited to travel, lodging, meals, telephone, postage, and shipping costs. In addition to the Monthly Service Fee listed above Client will be required to pay the various charges associated with the Additional Services as described on Schedule A attached. hereto.

AS/SB/POWERPAY 11-01              Page 1

5. Client will be required to purchase from JHA the hardware (if applicable) required to install and run PowerPay software and any Additional Services. In order to make use of the Additional Services Client will need to receive processing using the JHA NetTeller software which shall be addressed in a separate agreement.
6. This document and said Agreement shall be governed by the laws of Missouri, and contain the entire agreement between the parties with respect to the transactions contained herein, and they may be modified or changed only by a written instrument signed by all parties hereto.
7. The Monthly Charge for the Additional Services starts when the Additional Services are fully installed. The initial Monthly Charge will be prorated from the start date through the end of the month of installation.
8. The initial term of this Addendum shall be coterminous with the Data Processing Service Agreement until terminated pursuant to the TERMINATION section of said Agreement. IN WITNESS WHEREOF, the parties thereto cause this Addendum to be duly executed on this 17th day of December, 2002.

JHA:                                    CLIENT:
JACK HENRY & ASSOCIATES. INC.           MISSION BANK

By:                                     By:

Print/Type Name                         Print/Type Name
Title:                                  Title:

Date:                                   Date:


AS/SB/POWERPAY 12-02              Page 2

SCHEDULE A - POWER-PAY SERVICES
PRICING PER BANK

MONTHLY RECURRING FEES

Monthly Per User Account Fee                                     $1.25
Monthly Processing Fee                                         $135.00

Per Transaction Fees

Monthly Transaction Volume                               $/Transaction
First               0  - 40,000                                  $0.34
Next           40,001 - 100,000                                  $0.33
Next          100,001 - 200,000                                  $0.32
Next          200,001 - 500.000                                  $0.31
Over          500,001 +                                          $0.30

OTHER FEES

Each additional administration login to the Third Party Customer
Service Interface (One login included)                       $25.00 per month

These additional fees may be assessed by third parties:

Delete Electronic Payment                                    $ 5.00
Re-credit Electronic Payment                                 $ 1.00

JHA reserves the right to increase the above fees no more than once in any 12 month period. JHA will provide Client 30 days advance written notice of any fee increase. JHA further reserves the right to terminate the Services provided to Client and its Customers hereunder if Client is in breach of this or any other agreement which Client has with JHA.


AS/SB/POWERPAY 12-02              Page 3

Schedule B
PowerPay Services Terms and Conditions

1. OPERATIONS.
PowerPay is intended to permit its Clients with whom it contracts to offer a service to Client's customers ("User") to pay bills generated by billers and merchants ("Billers") by use of computerized instructions to an on-line information network. Each such bill payment shall be deemed a ("Transaction"). This system is comprised of proprietary software, computer programs and computerized equipment, which i) creates electronic remittances to certain large Billers with whom JHA or its third party vendor has contractual relations and who are capable of receiving such remittances; and ii)comprised of proprietary computer software and computerized check printing equipment for the generation of laser-produced checks for the payment of remittances to Billers unable or unavailable to receive electronic remittances; both which shall be jointly and severally referred to as ("Services")

PowerPay service will process electronically initiated payment orders to third parties pursuant to the preceding paragraph for Client's customers on any "Business Day". Business Day as used throughout this Addendum is defined as prior to 12:00 p.m. (noon) on any day that the Federal Reserve System is not closed.

2.     PAYMENT DEADLINES.

To allow for proper and timely posting to the payee's account JHA requires that for check payments the account User must provide payment instructions at least five (5) business days prior to the payee's due date and for electronic payments the account User must provide funding and payment instructions for transactions at least three (3) business days prior to the due date for the electronic payments.

3.     TERM and TERMINATION.

The original term of the Services to be provided herein shall be concurrent with the then current term of the Agreement and shall thereafter renew pursuant to the terms of the Agreement. Either party may terminate this agreement at the end of any contract term provided that written notice to this effect is given to the other party not less than ninety (90) days prior to the end of any contract term It is understood that if proper notification is not given, the term will automatically be renewed pursuant to the terms of the Agreement.

In the event that the Client provides timely notice to JHA as aforesaid of its intention to terminate this agreement, this agreement shall terminate as provided hereafter. In the event of such termination, the Client shall pay JHA all direct expenses incurred by JHA in turning over to the Client all information maintained by JHA and relating to data processing Services performed by JHA for the Client. These expenses shall include, but shall not be limited to, charges for computer run time and programming requirements in accordance with JHA published rate schedules in effect at that tine. In the event that the Client discontinues using JHA for the Services prior to the end of any contract term, the Client will be liable to JHA for a lump sum early termination fee to be calculated as the average monthly billing exclusive of pass through cost including but not limited to, data lines, postage, Federal Reserve charges, etc., for the past twelve months multiplied by the number of months and any portion of a month remaining in the Services contract term. In the event that any entity assumes the deposit liabilities of Client, such entity will automatically assume the obligations and liabilities of Client hereunder for the remaining contract term


AS/SB/POWERPAY 12-02              Page 4

Upon receipt of notice of Client's intention to deconvert from JHA's Services the agreement termination and deconversion fees listed above shall become immediately due and payable. Under no circumstances shall Client render payment of these fees later than thirty(30) days after JHA has billed Client for them. JHA reserves the right to cease providing ALL Services to Client if any amount due to JHA under this Agreement or any other amount due JHA is not paid in a timely fashion.

During the term of the Agreement and this agreement, Client shall not engage any third party processor other than JH.A to provide the Services and shall not perform the Services itself provided that JHA agrees to provide Services for the geographic area and volume sizes that Client requires.

4.     SECURITY and CONTROLS.

JHA will establish and maintain procedures and safeguards designed to protect Client's information in JHA's possession equivalent to that used to protect JHA's own information. JHA is not responsible for information while in transit or in possession of non-JHA parties.

5. CONFIDENTIALITY.

JI-LA will not sell, disclose, nor permit access to information provided by its financial institution customers for any purposes other than those specifically required to fulfill JHA's contractual obligations with its financial institution customers.

In the event any court or regulatory agency seeks to compel disclosure of said information JHA will, if legally permissible, promptly notify its financial institution customer of said attempt and will cooperate so that its financial institution customer may at its expense seek to legally prevent this disclosure of information.

6. AUDIT.

JHA shall cause a third party review of PowerPay System operations and related controls, to be conducted annually by its independent auditors in accordance with applicable regulatory and/or generally accepted, accounting procedures, e.g. SAS 70, then in effect. JHA shall, upon receipt of written request., provide to Client one copy., at the actual reasonable out of pocket expense, of the audit report resulting from said review.

7. CONTINGENCY PLANS.

JHA will provide safeguards determined at its discretion based upon applicable FFIEC rules and regulations to ensure protection against destruction of records and Software within its control by fire or other disasters, loss of data in transit or machine or human error, or unauthorized manipulation of data or reports insofar as can reasonably be expected using then current techniques and/or then current accepted business practices for storage and transfer of magnetic media. JHA maintains a disaster recovery plan with off-site data files and communications facilities for the re-establishment of Services in the event of a disaster at JHA.

8. THIRD PARTY PROVIDERS AND SUBCONTRACTING.

Client understands and agrees that JHA will use third party products and services in connection with providing the Services. Some providers have certain additional terms and service levels, found in Schedule C which Client agrees to by virtue of signing this Addendum. Client agrees that JHA shall not have financial or legal liability in connection with the performance or non-performance of said third party products and services.


AS/SB/POWERPAY 12-02              Page 5

9. WARRANTIES; EXCLUSIVE REMEDIES AND LIMITATION OF LIABILITY.

JHA shall have no duties or responsibilities in regard to the Services except those expressly set forth in Schedules A, B and C. The liability of JHA for any and all damages and all actual loss caused by JHA for the Services shall not exceed an aggregate total greater than the fees paid to JHA for the Services during the previous twelve months of this Agreement less the various expenses and pass through costs. Client shall provide JHA with all documentation necessary to demonstrate any claimed loss by Client. JHA shall not be liable for any loss which is settled or compromised by Client without prior written consent of JHA. At the request of JHA, Client shall transfer and assign to JHA all rights and remedies of Client with respect to any claim which is ultimately paid by JHA.

The warranties contained herein shall be divided into the following categories:

Equipment:
JHA shall use its own Software and current equipment (or the software and/or hardware of other third party providers as necessary) such as is indicated by JHA's specific needs and Industry standards. All equipment shall be maintained in a reasonable fashion which shall be compliant with industry standards. JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for errors resulting from defects or malfunctions of the mechanical or electronic equipment used in performing its Services hereunder.

Processing:
JHA warrants to provide the Services under this Agreement in a competent manner consistent with industry standards. In the event that the Services provided by JHA shall fail to meet the foregoing standard JHA shall diligently and in good faith attempt to correct the Services without additional cost to Client. During the period that JHA is so correcting its Services, Client shall not expect JHA to provide any Services without compensation. If within a reasonable time JHA is unable to correct the Services, Client shall be entitled to an equitable reduction in fees paid to JHA for the defective Services. The remedies herein contained are exclusive.

Security:
JHA shall use commercially reasonable efforts to insure the integrity of the data of Client and its customers in regard to the Services considered herein. However JHA hereby places Client on notice that the Services do involve the use of the internet which is beyond JHA's reasonable control. Due to this fact the data of Client and its customers will be transmitted across the internet and may be susceptible to interception by sufficiently skilled parties. In order to minimize this concern JHA will use then current industry standard methods to assist in protecting the data of Client and User(s) in regard to the Services. In the event that the data of Client or User(s) is intercepted and used, viewed, modified, or retained by any third party in spite of these precautions then JHA shall use its best efforts to assist Client in addressing this matter.

JHA shall not be liable or responsible to Client or to any third party; including, but not limited to, customers of Client, for any consequential, special, indirect, or incidental damages, even if JHA has been advised of the possibility of such damages, except to the extent such damages result solely from the willful misconduct. or gross negligence of JHA. Any liability of JHA to Client resulting from failure to comply with the terms of this Agreement wherein JHA shall become legally obligated to pay for damages resulting from any claim arising from this Agreement shall be limited to the actual damages suffered by Client and under no circumstances shall the total aggregate liability of JHA under this Agreement exceed the fees paid by Client to JHA during the previous twelve months of this Agreement


AS/SB/POWERPAY 12-02              Page 6
less the various expenses and pass through costs. The foregoing warranties set forth in this Agreement are in lieu of all other warranties, express or implied, whether of merchantability, fitness or otherwise.

THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL JHA BE LIABLE FOR INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

10.     LIMITATIONS of LIABILITY.

Neither JHA or Client is liable for a failure to perform or any loss arising out of an event or condition beyond the reasonable control of said party or for a failure to fulfill its obligation hereunder due to an event of "force majeure" (herein defined as acts of God, public disaster, fire, flood, not, war, labor strikes/disputes, judicial orders/decrees, government laws/regulations, or interruptions of communications, ACH or other payment networks, transportation or electricity). Any liability of JHA or any third party Provider contemplated herein for any loss, damage, or cost hereunder shall be limited to actual direct damages incurred by Client, but in no event shall the total aggregate liability of JHA or any third party provider exceed the total fees paid by Client to JHA under this Agreement and attributable to said party (either JHA or any third party Provider) during the most recent twelve month period prior to the accrual of the action, nor shall any amount of the liability include any indirect, consequential, punitive or special damages incurred by Client. JHA is not liable for any late charge assessed by any third party against customer of Client. Client shall be responsible for, and indemnify JHA against, all claims by User relating to the authorization of JHA to provide Services on behalf of User as well as the attendant results from the provision of said Services including but not limited to insufficient funds, repudiation of authorization for payment, and late fees. JHA reserves the right to change the terms and conditions contained within Schedule B and Schedule C by providing Client thirty (30) days advance written notice, with the exception of Section 3. Term and Termination.

11.     LEVELS of SERVICE and JHA RESPONSIBILITIES.

Paper Remittances.
Provided JHA receives good, valid, and complete payment data specifying a pay to party which is not included in the third party provider's electronic pay to party database as a valid pay to party who accepts electronic remittances, JHA shall by the next Business Day deposit a check into the United States Mail, first class postage prepaid, addressed to such pay to party (or its duly authorized processor) imprinted with data required for such pay to party to post payment on behalf of the consumer named in the payment data. Each such paper check created by JHA shall meet or exceed the standards set by the American Banker's Association for check instruments and MICR encoding requirements. JHA makes no representations or warranties with respect to the handling and posting of the paper payments by the addressee. In addition, JHA shall not be responsible for making payments until it has received good and available funding for such payments from Client.

Electronic Remittances.
Provided JHA receives fully funded, good, valid, and complete payment data specifying a pay to party which is included in the third party provider's electronic pay to party database, JHA shall by the next Business Day pass all attendant payment data and funding to the third party provider for processing. Said third party provider processing shall follow the procedures defined in Schedule C.

12.     CLIENTS RESPONSIBILITES

Enrollment of Users . Client will obtain from each individual who desires to access the Services or any


AS/SB/POWERPAY 12-02              Page 7
portion thereof, an agreement or authorization, in such form as is developed by Client, to access the Services (the "User Agreement"). The User Agreement will include, without limitation, the User's authorization to allow Client, and third parties on Client's behalf, to provide the Services to User and, if applicable, authorization for Client or its subcontractor to initiate ACH debits to the Users DDA Account. Client agrees to cooperate with JHA and provide JHA with all necessary information and assistance required for JHA to successfully make the Services operational and available to Client. Client agrees that JHA is under no obligation to provide any User with access to the Services unless and until Client has provided JHA with all information and documentation required by JHA for User set-up.

Disclosures.
Client will provide User(s) with all disclosures required under all applicable federal, state and local laws. rules and regulations ("Applicable Law") necessary to have access to the JHA Services, specifically including, without limitation, the initial disclosures required under Regulation E of the Federal Reserve Board (the "Initial Disclosures"). Client shall include in the initial Disclosures the appropriate telephone number or email address (which may be a telephone number or e-mail address maintained by Client or a telephone number maintained by JHA) for User(s) to contact with questions about the Services, and a statement that Client may require written confirmation of any oral notice of billing errors.

Compliance with Laws.
Client shall be responsible for compliance with all applicable laws and regulations including, without limitation, compliance with error and dispute resolution procedures specified under the Electronic Funds Transfer Act of 1978 and the regulations and interpretations promulgated there under (including without limitation, Regulation E of the Federal Reserve Board) relating to Client's use of the Services.


AS/SB/POWERPAY 12-02              Page 8

Schedule C
Third Party Provider Service Level Compliance Agreement

I. REMITTANCE PROCESSING

A)     Electronic Remittances Through the Provider System
The third party providing the PowerPay electronic settlement shall henceforth be called "Provider" and the customer of Client who initiates a payment using the PowerPay System shall henceforth be called "Payor". Payor is synonymous with User as described and used elsewhere herein. Within two (2) Business Days after receipt of each fully funded, good, valid, and complete payment data, Provider shall accurately post remittance data to the Payor's account at a "Provider Biller" (a Biller who has been established by Provider, at Provider's sole option, of being capable of receiving remittance data through the Provider System). The form and substance of such remittance data shall be determined by Provider in its sole discretion so long as such remittances are of form and substance adequate fu provider to achieve compliance with the foregoing. Provider shall not be responsible for making electronic payments until it receives good and available funding for such payments from Financial Institution. in an amount matching the total amount of payment data. The funds for payments made electronically shall be distributed to Provider Billers in accordance with the requirements of the Provider Billers.

B)     Electronic Remittances Outside the Provider System
If Provider decides to electronically transmit remittance data to a "Biller" who is not a Provider Biller it shall deliver and transmit such remittance data. through another payment network to the designated Biller within the next Business Day after the date that accurate and complete payment data is received from JHA and funds in an amount matching the total amount of such payment data are received from the Financial Institution.

II. CUSTOMER SERVICE/RESEARCH

Provider understands that hit quality service results in a lover volume of inquiries by Payors or JHA or Clients. Therefore, Provider shall operate and provide Provider Services at a level that results in a percentage of inquiries compared to the number of Transactions during each month of less than 2%.

Provider will accept payment research investigations as early as five (5) Business Days from the date the payment is remitted by Provider (A Payment Processing Date) for Electronic Payments.
Of the inquiries:

-     100% shall be acknowledged within 24 hours
-     90% shall be resolved within 2 Business Days
-     95% shall be resolved within 3 Business Days
-     98% shall be resolved within 4 Business Days

All remaining inquiries shall be addressed or an individual basis, and resolved as quickly as is reasonably possible.


AS/SB/POWERPAY 12-02              Page 9

Resolving payment inquiries frequently requires that research be performed by the payee involved. Provider will work with the payee to resolve the inquiry promptly before it refers JHA or Financial Institution back to the payee. Proactive follow up will consist. of the following: (i) where Provider is able, Provider will provide the payee with copies of checks or ACH transmittal confirmations as necessary for the payee to complete its research and post the payment correctly, and (ii) Provider will notify JHA or Financial Institution regarding the status of the inquiry.

III.     SYSTEMS PERFORMANCE

Provider shall maintain the Provider System, including but not limited to computers, communications equipment, and other equipment necessary to provide the Provider Services and to support the Provider System so that it is fully operational at least 99% or better of the hours Provider Services are to be provided, as designated hereinafter (not including scheduled downtime mutually agreed upon by Provider and JI-LA or Client). Provider will notify JHA or Client at least four (4) hours prior to any anticipated maintenance or scheduled downtime, subject to the hours of operation specified below. If a problem with the Provider System occurs that cannot: be resolved promptly, Provider will notify JHA or Client of the problem and diligently pursue a permanent solution to correct the problem and restore the Provider System to full operational status and will continue such efforts until the problem is satisfactorily corrected.

Provider will provide for Remote Customer Service Database Up Time 7 days per week, 52 weeks per year. Up Time will be the 20 hours between 6:00 a.m. and 2:00 a.m. ET. This standard will be met at least 95% of the time, excluding regularly scheduled maintenance. Regularly scheduled system maintenance downtime occurs on the first Sunday of every month from 12:01 AM to 8 AM, Eastern Time.

IV.     SYSTEMS CAPACITY PLANNING AND CAPABILITY

Provider shall maintain the Provider System, including but not limited to computers, communications equipment, and other equipment necessary to provide the Provider Services and to support the Provider System so that when the number of transactions submitted by JHA on each Business Day peaks, the Provider System will be fully operational at no more than 80% of peak capacity. If wide area network connectivity is required by JHA or Client, JHA or Client must be the initiator of the order and must be responsible for the maintenance and upkeep of the communication link.

V.     HOURS OF OPERATION

Provider shall fully operate its Provider System and provide Customer Services as defined in Schedule B continuously from 6 AM ET Sunday through midnight Saturday (i.e., no files will be processed from 12:01 AM ET Sunday through 6 AM ET Sunday).


AS/SB/POWERPAY 12-02              Page 10

JACK HENRY AND ASSOCIATES, INC.,
DATA PROCESSING SERVICES AGREEMENT

This Agreement, entered into this 12th day of December, 2001, between:

MISSION BANK 1330 Truxtun Avenue Bakersfield, CA 93301 hereafter called "Client" and

Jack Henry and Associates, Inc. 663 Highway 60 Monett, MO 65708 hereafter called "JHA".

JHA is in the business of providing data processing services throughout its trade area and Client is desirous of .securing such services from JHA.

Therefore, on the date first noted above, the parties do hereby agree as follows:

1.     Description of Services

Client hereby contracts for and JHA hereby agrees to furnish, on the terms and conditions hereinafter set forth, the data processing services ("SERVICES") which are enumerated on Exhibit "A" attached to and a part of this Agreement. Upon the completed execution of this Agreement Client and JHA shall mutually proceed in good faith i) to promptly develop a detailed plan for the conversion of Client to the Services ii) to define a mutually acceptable schedule for the training of Client's personnel with respect to the conversion to and the implementation of the Services.

2.     Term of Agreement

The original term of this agreement shall be for five (5) years with a commencement date of either the day of conversion to the new JHA system, or 240 days after the date of this Agreement, which ever occurs first. This Agreement shall be automatically extended for successive terms of one year from the expiration date of the original term. Either party may terminate the Agreement at the end of any contract term provided that written notice to this effect is given to the other party not less than 90 days prior to the end of any contract term. It being understood that if proper notification is not given, the term will automatically be renewed for one year

In the event that the Client provides timely notice to JHA as aforesaid of its intention to terminate this Agreement, this Agreement shall terminate as provided herein. In the event of such termination, the Client shall pay JHA all direct expenses incurred by JHA in turning over to the Client all information maintained by JHA and relating to data processing Services performed by JHA for the Client. These expenses shall include, but shall not be limited to, charges for computer run time and programming requirements in accordance with JHA published rate schedules in effect at that time.

In the event that the Client discontinues using JHA for processing prior to the end of any contract term, the Client will be liable to JHA for a lump sum early termination fee to be calculated as the average monthly billing exclusive of pass through cost including, but not limited to, data lines, postage, Federal Reserve charges, etc., for the past twelve months multiplied by the number of months and any portion of a month remaining in the contract term. In the event that any entity assumes the deposit liabilities of Client, such entity will automatically assume the obligations and liabilities of Client hereunder for the remaining contract term.


SBJHA-10-01   Page 1 of 12

Upon receipt of notice of Client's intention to deconvert from JHA's service bureau the agreement termination and deconversion fees listed above shall become immediately due and payable. Under no circumstances shall Client render payment of these fees later than thirty days after JHA has billed Client for them. JHA reserves the right to cease providing ALL Services to Client if any amount due to JHA under this Agreement or any other amount due JHA is not paid in a timely fashion.

Subject to revisions as provided for hereafter, the Schedule of Service Fees will remain in effect for the term of the Agreement. At the end of each twelve
(12) month period during the term, JHA may increase the Schedule of Service Fees then in effect by such an amount as JHA determines to be appropriate; provided, however, that JHA may not at that time increase the service fees in effect by a percentage greater than the percentage increase during the preceding twelve (12) month period in the "Consumer Price Index - Seasonally Adjusted US City Average for All Items for all Urban Consumers (1982-84 = 100)" published monthly in the "Monthly Labor Review" of the Bureau of Labor Statistics of the United States Department of Labor or, should that index cease to be published, the most comparable index published on a regular basis by the US Government. JHA will provide a ninety (90) day advance written notice to Client before such changed fees go into effect.

During the term of this Agreement, Client shall not engage any third party processor other than JHA to provide the Services and shall not perform the Services itself provided that JHA agrees to provide Services for the geographic area and volume sizes that Client requires.

3. Ownership and Confidential Nature of Computer Software and Material

During the term of this Agreement, JHA covenants to furnish and maintain, on its premises and at its cost, all of the equipment which it deems necessary to perform the Data Processing Services. JHA retains the right to move the equipment to any other location provided that such change will not materially alter the Services JHA provides to Client as specified in this Agreement. During the term of this Agreement, Client covenants to furnish and maintain, on its premises and at its cost, all of the equipment and materials specified by JHA as being necessary for Client to receive, transmit and otherwise utilize the data processing Services specified in Exhibit "A". The Client shall also notify JHA of the anticipated commencement of on-line Services through new or additional terminals or the opening of new branches at least thirty (30) days in advance of the commencement of such Services so as to enable JHA to arrange for necessary communication lines and with the understanding that the, scheduled implementation date of such new on-line support may be dependent on the delivery schedules of third party vendors. The Client agrees to reimburse JHA when billed for charges, or the Client's portion of charges pro-rated among those Clients served, for communication lines or devices or installation of communication lines or devices arranged and paid for by JHA on behalf of the Client. Any equipment leased by JHA to Client shall be maintained in accordance with the provisions of a separate lease agreement.

All data processing Software, specifications, documentation (including manuals, routines, sub-routines, or techniques, herein collectively called "Software") and original ideas or formulae relating to data processing or other handling or treatment of data (herein collectively called "Ideas''), are and shall remain the sole, confidential, trade secret property of JHA. It is agreed that the Client will not copy related materials or divulge the contents of said Software and Ideas to any third party without permission for such disclosure or use being granted in writing by JHA.

The Client shall reimburse JHA for any prior agreed upon costs incurred by JHA in developing customized Software or modifications to Software to satisfy the requirements of the Client or the Client's independent auditors, including the cost of the computer time to run said Software. During the term of this Agreement JHA shall as necessary install the then most current copy of the Software and any program temporary fixes "PTFs". The installation of these Software and PTFs is necessary to enable JHA to continue processing Client's data in an accurate and timely fashion. As a result of these Software updates and PTFs it may be necessary for JHA to retrofit Client's customized code, if any, in order to guarantee its compatibility with the then current version of the Software. Client shall reimburse JHA for such retrofitting of Client's customized code at JHA's then current rates for such Services. It is further agreed that such customized Software or modifications will remain the property of JHA and, as such, JHA has the right to use said Software or modifications in providing Services to other financial institutions.


SBJHA-10-01   Page 2 of 12

4. Transportation of Data

In the event that Client desires that JHA provide Proof of Deposit Services, Image Capture Services or MICR recognition Services the following section shall apply regarding the transportation of the items to be so serviced.

The parties acknowledge that reliable transportation of Client's input data and its processed work is necessary for JHA to perform in accordance with the Agreement. Accordingly; Client may either provide its own transportation of both the input data and processed work or it may elect to authorize JHA to contract for an authorized carrier to provide the transportation services and/or utilize JHA's own or its agent's vehicles to transport Client's input data and processed work for a fee as shown in Exhibit "A".

In the event Client elects to authorize JHA to provide the transportation services and JHA elects to contract for a carrier to provide the necessary transportation services, such services will be rendered under the terms and conditions of a contract between JHA and said carrier or courier which such contract shall be made a part hereof by reference. JHA reserves the right to change carrier or couriers from time to time during the term of this Agreement. Client has the right to obtain from JHA a copy of the contract which is in effect upon written request to JHA. Client agrees that it is a third party beneficiary of said contract and any other which JHA may elect to become a party to during the term of this Agreement. As such, it agrees to be bound by and subject to all terms and conditions of these courier contracts, which shall be standard courier contracts, including, but not by way of limitation, any limitation of liability provisions. It is the intent of the parties that JHA's liability to Client or third parties for losses in transit, if any, shall be the same as the liability of the carrier to JHA under its Agreement.

In the event JHA elects to utilize its own or its agent's vehicles to render the transportation services necessary for the performance of this Agreement, then the parties agree to be bound by a Compensation Schedule for such services, which shall be mutually agreed upon. Accordingly the same limitation of liability provisions as provided in standard courier contracts or such additional agreements as may be required by JHA to perform such courier services shall apply whether any claim is by JHA and/or Client against the authorized carrier or Client against JHA utilizing its own or its agent's vehicles.

5. Examination

The records maintained by JHA for the Client shall be subject to examination by those Federal or State agencies having jurisdiction over the Client to the same extent that such records would be subject to examination were they maintained and produced by the Client on its own premises, and JHA is authorized to provide the representatives of such agencies access to such records. Reasonable expenses incurred by JHA on the Client's behalf during the course of such examination may, at JHA's sole discretion, be charged to the Client by JHA with itemized accounting of such expenses.

6. Responsibility for Data

All records transmitted to JHA by Client shall remain the property of the Client. In order to meet the requirements of the Gramm-Leach-Bliley Financial Modernization Act, JHA and Client each agree that all information communicated to it by the other, including the terms and conditions of this Agreement; whether before the effective date or during the term of this Agreement, shall be received in strict confidence, shall be used only for the purposes of this Agreement, and that no such information shall be disclosed by the recipient party, its agents or employees without prior written consent of the other party, unless such information is publicly available from other than a breach of this provision. Each party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, including without limitation, the terms of this Agreement except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of JHA or Client, as the case may be.


SBJHA-10-01   Page 3 of 12

JHA will use reasonable care in the processing of the accounts for the Client and reports to the Client. The Client agrees to promptly check and verify all of the reports received from JHA to ascertain that all data has been processed and reported correctly, and to report any discrepancies to JHA not later than three
(3) business days following receipt of such reports. Business days will be defined to be Monday through Friday, from 8:00 A.M. to 5:00 P.M. EST. Failure to report any discrepancies within the time prescribed in the previous sentences shall constitute a conclusive presumption that such reports are correct and accurate.

JHA will provide safeguards determined at its discretion to ensure protection against destruction of records and Software by fire or other disasters, loss of data in transit or machine or human error, or unauthorized manipulation of data or reports insofar as can reasonably be expected using then current techniques and/or then current accepted business practices for storage and transfer of magnetic media.

JHA maintains a disaster recovery plan with off-site data files and communications facilities for the reestablishment of Services in the event of a disaster at JHA and agrees to make such backup processing capability available to the Client in the event of a major disaster at JHA.

7. Warranties, Exclusive Remedies and Limitation of Liability

JHA shall have no duties or responsibilities except those expressly set forth in this Agreement. The liability of JHA for any and all damages and actual loss caused by JHA under this Agreement shall not exceed an aggregate total greater than the fees paid to JHA during the previous twelve months of this Agreement less the various expenses and pass through costs defined on Exhibit A. Client shall provide JHA with all documentation necessary to demonstrate any claimed loss by Client. JHA shall not be liable for any loss which is settled or compromised by Client without prior written consent of JHA. At the request of JHA, Client shall transfer and assign to JHA all rights and remedies of Client with respect to any claim which is ultimately paid by JHA.

The warranties contained herein shall be divided into the following categories:

Equipment:
JHA shall use its own Software and current equipment such as is indicated by JHA's specific needs and Industry standards. All equipment shall be maintained in a reasonable fashion which shall be compliant with industry standards. JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for errors resulting from defects or malfunctions of the mechanical or electronic equipment used in performing its Services hereunder.

Processing:
JHA warrants to provide the Services under this Agreement in a competent manner consistent with industry standards. In the event that the Services provided by JHA shall fail to meet the foregoing standard JHA shall diligently and in good faith attempt to correct the Services without additional cost to Client. During the period that JHA is so correcting its Services, Client shall not expect JHA to provide any Services without compensation. If within a reasonable time JHA is unable to correct the Services, Client shall be entitled to an equitable reduction in fees paid to JHA for the defective Services. The remedies herein contained are exclusive.

ATM Services:
JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for any loss, damage, cost or expense arising from the use of any lost or stolen ATM cards; failure or delay in making a requested transfer; erroneous transfers; liability by reason of insufficiency of funds in any account; unauthorized transfers; and failure to comply with state or federal laws, rules or regulations.

JHA shall not be liable for delays or failures in the performance or completion of any of its obligations under or with respect to this Agreement beyond its reasonable control including, but not limited to, delays caused in whole or in part by acts of civil or military authority, riots, epidemics, war, governmental regulations, strikes, lockouts, labor difficulties, fire, hurricanes, flood, insurrection, catastrophes, failures of transportation, communications or power supply, unavoidable mechanical difficulty with its computer equipment, acts of God, or other causes beyond its control or due to third parties.


SBJHA-10-01   Page 4 of 12

JHA shall not be liable or responsible to Client or to any third party, including, but not limited to, customers of Client, for any consequential, special, indirect, or incidental damages, even if JHA has been advised of the possibility of such damages, except to the extent such damages result solely from the willful misconduct or gross negligence of JHA. Any liability of JHA to Client resulting from failure to comply with the terms of this Agreement wherein JHA shall become legally obligated to pay for damages resulting from any claim arising from this Agreement shall be limited to the actual damages suffered by Client and under no circumstances shall the total aggregate liability of JHA under this Agreement exceed the fees paid by Client to JHA during the previous twelve months of this Agreement less the various expenses and pass through costs defined on Exhibit A. The forgoing warranties set forth in this Agreement are in lieu of all other warranties, express or implied, whether of merchantability, fitness or otherwise.

8. Billing and Payment for Services

The Client agrees to accept the Services and equipment described in this Agreement and in the attached Exhibit "A" and Exhibit "B"(If applicable) and to pay JHA all amounts due hereunder in accordance with such Exhibits. Following the end of each billing period, JHA shall bill the Client for all amounts due JHA hereunder for such billing period (including, but not limited to, all standard repetitive charges, all charges for additional requested Services, and other charges incurred by the Client whether contemplated by this Agreement or agreed to by independent written contract or verbal contract or otherwise requested). Payment shall be made by the Client when invoice is rendered. Payment of all invoice amounts not received by JHA within 30 days of invoice date shall bear interest at the rate of 1.5% per month (18% per year) until paid.

9. Magnetic Ink Character Recognition

JHA requires that the magnetic ink character recognition (MICR) line printed on certain Client input documents conform to standards acceptable to JHA. JHA shall not be liable for failure of its equipment to read the Client's input documents, nor for any subsequent errors in transmission of data or printed listing if the MICR specifications are not adhered to. Items returned in error or processed in error due to the inability of JHA equipment to read unacceptable MICR of any of the Client's input documents shall be the sole liability of the Client. Upon request, JHA will furnish the Client with detailed specifications for acceptable MICR standards.

10. Severability

If any provision of this Agreement or the application of any provision to either party or third person should be held invalid by a court of law, the remainder of this Agreement or the application of such provision to the parties or third parties other than those to which it is held invalid, shall not be affected thereby and shall remain in full force and effect.

11. Entire Agreement

This Agreement including Exhibit A attached and Exhibit B (Exhibit B is attached in the sole instance that Client will receive Item Processing Services from JHA) constitutes the sole and entire Agreement between JHA and the Client pertaining to the provision of subject Data Processing Services and supersedes all prior agreements and understandings of the parties in connection therewith.
JHA makes no representations or warranties, expressed or implied, by operation of law or otherwise, except those expressly stated herein. This Agreement shall not be modified, amended, rescinded or waived in whole or in part except by a duly executed written document signed by the parties.

This Agreement and the exhibits and schedules attached hereto shall be governed by the laws of the State of Missouri, and the rules and regulations of the appropriate financial institution regulatory agencies. The parties hereto bind themselves and their successors and assigns to the faithful observance and performance of this Agreement and the terms and conditions hereof, provided that the Client shall not assign its rights hereunder without the prior written consent of JHA.


SBJHA-10-01   Page 5 of 12

All notices required by this Agreement shall be sent via certified or registered mail, return receipt requested, postage prepaid, addressed to JHA at:

Jack Henry and Associates, Inc. 663 Highway 60 Monett, MO 65708 Attention:
President

and to the Client at:
MISSION BANK 1330 Truxtun Avenue Bakersfield, CA 93301 Attention: President

The notice shall be deemed delivered on the earlier of the actual date of delivery or four days after mailing.

12. Audit Responsibility

JHA shall cause to be performed, on an annual basis, a third party operational review of its data processing centers. A copy of the most recently completed audit for Client's servicing center will be made available upon written request to the manager of the center. JHA shall, upon request, schedule a mutually convenient time whereby Client audit representatives may visit the processing center for - further audit needs.

Client should review on a daily basis any audit, maintenance and exception reports available from JHA.

13. Time frames for Receipt and Delivery of Work JHA shall make available the following:

Access to on-line files between 7:00 A.M. and 7:00 P.M. daily.
Access to print spool files for initiating of report printing at Client location between 6:00 A.M. and 7:00 P.M. daily.

Additional access to on-line and print files may be made available upon request by Client.

Client shall make data available to JHA for daily processing as follows:
Maintenance transactions for new and existing Client customers by 7:00 P.M.

MICR data file transmissions for items processed and captured by Client or a third party processor by 7:00 PM. Later availability times may be made available on written request by Client for exception conditions. Late delivery of these items will result in the assessment of additional fees by JHA.

JHA recognizes that availability of certain data required for processing of Client's work (such as ATM and ACH transactions) may not be under Client's direct control. JHA will make reasonable efforts to accommodate the processing time frames of these other providers.

For Clients utilizing backroom check processing services of JHA, a courier pickup and delivery schedule will be developed prior to implementation to allow for adequate check clearing time frames.

If the installation requires JHA to have access to another vendors Software being used by Client, Client will obtain any required permission for JHA's access; and Client will pay any charges or fees made by said vendor. In this connection JHA will agree to treat said vendor's software as confidential and proprietary to said vendor.


SBJHA-10-01   Page 6 of 12

14. Notification of Changes

JHA shall notify Client in advance of any changes that would affect Client procedures, system access or functionality, reports, processing time frames or related areas.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first written above.

By: /s/ Geri Combs                 MISSION BANK
                                   1330 Truxtun Avenue
Title:  VP & CFO                   Bakersfield, CA 93301

Date:  2/19/02

By:  /S/ Jack Prim                 JACK HENRY & ASSOCIATES, INC.
                                   663 Hwy. 60
Title: Chief Operating Officer     Monett, MO 65708

Date:  2/23/02


SBJHA-10-01   Page 7 of 12

EXHIBIT "A"
ADDENDUM TO DATA PROCESSING A GREEMENT

Monthly Processing Costs will be as follows:

Base Processing Fee includes the following applications:
Customer Information File          Account Analysis
Demand Deposit Accounting          Customer Profitability
Savings & Club Accounting          Accounts Payable
Loans (All types)                  Overdraft Protection
Time Deposit Accounting            Home Equity Loans
Repurchase Agreements              Loan pricing
Individual Retirement Accounting   Cash Sweep
General Ledger                     ACH Origination
Safe Deposit Box Accounting        Executive Reminder System
Stockholder Accounting             Account Reconciliation
Automatic Funds Transfer System    Audit Confirmations
Loan Collections

Base Processing Fee will remain fixed for the term of the Agreement for up to a total of 3,107 Deposit and Loan accounts (regardless of account status or activity).

MONTHLY COSTS:

Base Processing Fee                                                 $2,390
Includes up to 10 devices)
Additional 10 Devices                                                 $300
Telephone Line Charges (Estimated)                                  Actual
Additional Monthly Fees:
ACH Fed-Line Interface                                                 N/C
Inclearing via Fed                                                     N/C
Call Reporter Interface                                                N/C
Enhanced Statements                                                   $100
ATM Positive Balance File including Debit Card Transactions           $200
Streamline Platform Automation (Deposits Only)                        $450
On-Line JHA Integration                                               $100
JHA Teller-Host Based Teller Automation System (10 workstations)      $250
SIGMASTER                                                             $100
CTRMASTER                                                             $100
BONDMASTER                                                            $100
CHECKMASTER                                                           $100
ISOSCELES                                                             $100
(Additional workstations may be added at a cost of $75 per workstation per month assuming only above listed modules are licensed.)
PinPoint Report Retrieval                                             $350
Item Processing per attached detail                                 $2,086
TOTAL MONTHLY COSTS:                                                $6,726


SBJHA-10-01   Page 8 of 12

ONE TIME COSTS

CIF 20/20 Conversion-Installation                                 $0

Education
- Parameter Training
4.5 days in Charlotte, N.C. for up to 3 people. Parameter and product plan training to facilitate conversion planning activities. Each additional person $500.
- On-Site Training
3.5 days training at financial institution location. Training financial institution staff on daily functions. (Financial institution provides training room and equipment) Each additional day 51,200.
- Network Connectivity Training
Includes 2-days on-site to train financial institution staff or network vendor on JHA connectivity standards, device naming conventions, IP addressing, terminal emulation and GUI configuration, printer setup and other information as needed. Additional installation assistance available for $175.00 per hour.

Phone Line Installation (Estimated)                                 $     0
ACH Fed-Line Interface                                              $     0
Inclearing via Fed                                                  $     0
Call Reporter Interface                                             $     0
Enhanced Statements                                                 $     0
ATM Positive Balance File including Debit Card Transactions         $     0
Streamline Platform Automation (Deposits Only)                      $ 3,000
JHA Teller-Host Based Teller Automation System                      $ 6,500
(Includes only modules listed in monthly cost section)
PinPoint Report Retrieval                                           $ 2,000
Item Processing per attached detail                                 $     0

SUBTOTAL:                                                           $11,500
LESS JHA ALLOWANCE (PINPOINT):                                     $(2,000)

TOTAL INSTALLATION/TRAINING CHARGES                                 $ 9,500

Client will pay additional costs beyond monthly processing charges as follows:
- All telecommunication line costs, charges, expenses and installation fees at actual cost (if different from those indicated).
- All costs, expenses and charges attributable to i) the sorting, mailing and/or transmission of reports or other output to Client or its designees, and
ii) the transportation, transmission or delivery of such reports and other materials between the facilities of JHA at which the Services are provided and the delivery points of Client (other than routine courier services to the extent that they may be covered in Section "4. Transportation of Data".
- All costs, expenses and charges incurred by JHA at Client's request including costs, expenses and charges attributable to travel, photocopy and data and record storage and retrieval, to the extent that such charges and expenses are billed by JHA.
- All costs expenses and charges attributable to the supplies and postage used, purchased or incurred in the preparation and mailing of periodic statements to customers of Client, including paper stock, envelopes, and other related charges which are billed by JHA.
-     All Federal Reserve Bank, clearing house, regulatory agency other third
party     clearing charges and all costs expenses and charges attributable to such charges.


SBJHA-8-01   Page 9 of 12

-     Hardware maintenance charges onsite at Client's location equipment.
-     Any forms and supplies related to Client's printing requirements.
- All charges associated with the costs, charges and expenses for software licensing and customization, hardware and other equipment.
- A monthly minimum fee equal to 70% of the monthly fees shown on Exhibit "A" and Exhibit "B" (if applicable). This minimum fee shall be subject to offset to the extent that Client's actual processing fees exceed it and shall begin as of the earlier of the date the Client begins using JHA Services under this Agreement or 240 days from the date of this Agreement.
- Costs associated with external reporting via magnetic media, such as Credit Bureau Reporting, including a cost of $75.00 per tape generated.
- Travel and out of pocket expenses of conversion/education personnel traveling to Client location.

By: /s/ Geri Combs                 MISSION BANK
                                   1330 Truxtun Avenue
Title:  VP & CFO                   Bakersfield, CA 93301

Date:  2/19/02

By:  /S/ Jack Prim                 JACK HENRY & ASSOCIATES, INC.
                                   663 Hwy. 60
Title: Chief Operating Officer     Monett, MO 65708

Date:  2/23/02


SBJHA-8-01   Page 10 of 12

SCHEDULE OF SERVICE FEES

# OF ACCOUNTS                                 PRICE PER ACCOUNT
    4000                                           $    1
    5000                                           0.8500
    6000                                           0.7500
    7000                                           0.6786
    8000                                           0.6250
    9000                                           0.6050
   10000                                           0.6000
   11000                                           0.5950
   12000                                           0.5900
   13000                                           0.5850
   14000                                           0.5800
   15000                                           0.5750
   16000                                           0.5700
   17000                                           0.5650
   18000                                           0.5600
   19000                                           0.5550
   20000                                           0.5500
   21000                                           0.5450
   22000                                           0.5400
   23000                                           0.5350
   24000                                           0.5300
   25000                                           0.5250
   26000                                           0.5200
   27000                                           0.5150
   28000                                           0.5100
   29000                                           0.5050
   30000                                           0.5000
   31000                                           0.4990
   32000                                           0.4980
   33000                                           0.4970
   34000                                           0.4960
   35000                                           0.4950
   36000                                           0.4940
   37000                                           0.4930
   38000                                           0.4920
   39000                                           0.4910
   40000                                           0.4900
   41000                                           0.4890
   42000                                           0.4880
   43000                                           0.4870
   44000                                           0.4860
   45000                                           0.4850
   46000                                           0.4840
   47000                                           0.4830
   48000                                           0.4820
   49000                                           0.4810
   50000                                           0.4800
   51000                                           0.4790
   52000                                           0.4780
   53000                                           0.4770
   54000                                           0.4760


SBJHA-8-01   Page 11 of 12

EXHIBIT "B"
Check Image Processing Proposal

MISSION BANK
1330 Truxtun Avenue
Bakersfield, CA 93301

JHA and Bank will develop an item delivery schedule to allow for acceptable processing and clearing. JHA will provide item encoding functions, capture MICR and Images, deliver transit items to the Federal Reserve, perform all sorting and statement rendering functions. We will return the items to the bank daily for retention and subsequent destruction. Bank agrees to separate single item deposits into a separate Special Handling envelope and include an adding machine listing of items to be used as a balancing total.


Services                         Price    Volumes  Costs

Proof Encoding                    0.0250   16,091  402.28
Proof Adjustments                 2.5000
Total Proof Services              402.28

Image Capture                     0.0300   29,785  893.55
Reject Re-Entry                   0.0800      414   33.12
Cash Letter Processing             50.00        1   50.00
Exception Item Pulls              200.00        1  200.00
Special Serial Sorts
 (per Account)                     25.00        -       -
Total Item Capture Services     1,176.67

Image Statement Processing        0.3500      711  248.85
Non Image Statements w/Checks     3.5000       24   84.00
Non Image Savings Statements      0.1000      215   21.50
Statement Printing, per page,
 Single Sided                     0.0500    3,057  152.87
Statement Printing, per page,
 Double Sided                     0.1000        -       -
Statement Inserts                 0.0100        -       -
Item Research                     2.5000        -       -
Return Item Processing            1.2500        -       -

Total Statement Services                   507.22

Courier Expenses*                 0.0000        -       -
Microfilm Expenses*               0.0000        -       -
Postage Expenses*                 0.0000        -       -


SBJHA-8-01   Page 12 of 12

CONTRACT MODIFICATION

WHEREAS, JACK HENRY & ASSOCIATES, INC. (JHA) entered into a Data Processing Services Agreement (Agreement) dated December 12, 2001 with MISSION BANK, 1330 Truxtun Avenue, Bakersfield, CA 93301 (Client).

NOW THEREFORE, JHA and Client mutually contract and agree that said Agreement is modified as follows:

1. The "DATA PROCESSING SERVICES AGREEMENT" is changed and modified as follows:

l.     In Section "2. Term of Agreement":
A. Following the second subparagraph insert the following new subparagraph:

"In the event that Client deconverts from the JHA Data Processing Service, JHA will provide Client with one set of test tapes with appropriate file layouts, and one set of final deconversion tapes. Each set will consist of up to five (5) tapes at no cost with an additional charge of $75.00 per tape for each additional tape. All tapes will be provided in standard format. In no event shall the charges for the preceding services exceed an amount of $7,500.00 for these deconversion services. All other services and/or programming will be performed and billed at JHA's then current published standard rate as it is provided to all customers. Upon the finalization of the Deconversion JHA shall within thirty (30) days submit a final bill to Client which will itemize all fees, costs and other amounts due JHA. Client shall remit payment for said billing on a net (30) basis."

B. To the end of the Section add the following new subparagraph and language as follows:

"In the event that either party has materially breached this Agreement and fails to correct said breach fully within ninety days of its receipt of written notice of such breach or if either party files for bankruptcy then the other party may terminate this agreement at their sole discretion. In the sole event of a breach by JHA which is not remedied as provided for herein Client shall not be obligated to pay the minimum amounts shown elsewhere herein."


CM1SB-4-97

Contract Modification
Bakersfield, CA
Page 2

2. In Section "13. Time frames for Receipt and Delivery of Work." following the last subparagraph insert the following new language:

"(A)     Data Processing Services - Customer shall notify JHA of any performance issues/problems and JHA shall have the 30-day period to correct any problems. If JHA has not corrected the problem as outlined in the service level agreements below it will be considered a breach after three consecutive 30 day periods and then the client shall have the right to terminate this agreement.

(B) On-Line Availability - JHA's standard of performance shall be on-line availability of the JHA core processing system 98% of the time that it is scheduled to be available over a 3 month period ("Measurement Period"). Actual online performance will be calculated monthly by comparing the number of hours that the JHA system was scheduled to be operational on an on-line basis exclusive of preventive maintenance and scheduled maintenance with the number of hours, or a portion thereof, it was actually operational on an on-line basis. Preventative maintenance will not be scheduled during normal online processing hours. Preventative maintenance will be performed on only mission critical equipment during on-line processing hours. Downtime caused by reasons beyond JHA's control will not be considered in the statistics.

(C) Report Availability - JHA's standard of performance for report availability shall be that, over a Measurement Period, 95% of all Critical Daily Information shall be available for remote printing or dispatch to the courier on time without significant errors. Critical Daily Information shall mean priority group reports that JHA and Client mutually agree in writing are necessary to account properly for the previous day's activities and properly notify Client of overdraft, NSF, or return items. The agreed upon Critical Daily Information shall be listed on an exhibit attached to the final conversion plan. A significant error is one that impacts Client's ability to account properly for the previous day's activity and/or account properly for overdraft, NSF or Return Items. Actual performance will be calculated monthly by comparing the total number of reports scheduled to be available from JHA for that month, to the number of reports that were available on time and without error. Failing to meet the 95% goal for a particular month shall be regarded as a single occurrence.

SERVICE GOAL: 95%
REMEDY:     Client will notify JHA of non-performance in writing through the normal predefined procedures. JHA will have 30 days to cure.
BREACH: 3 occurrences in 90 day period.


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(D)     Response Time - JHA's standard of performance for response time shall be the average total time for the receipt of a response at the Client workstation following the entry of the last required data element by Client. Within sixty
(60) days of the implementation of this contract JHA and Client will develop and implement a test script consisting of a variety of inquiry transactions to determine the average response time of the software at a workstation level. If the thereby obtained response time is greater than five (5) seconds on average JHA will take steps to remedy the problem following written notification of the problem by Client. However, if the slow response time is not solely the fault of JHA, Client hereby acknowledges that it is willing to change various aspects of Client's hardware and/or telecommunications configuration provided that JHA reasonably believes that such areas are the cause of the slowed response time. Response time measurements are specific to transactions accessing host software files and do not include Complementary Products such as NetTellerTM, PassPortTM, or InTouch that involve non-host equipment or external communications links.

SERVICE GOAL: 95%
REMEDY:     Client will notify JHA of non-performance in writing through the normal predefined procedures. JHA will have 30 days to cure.
BREACH: 3 occurrences in 90 day period.

(E) Problem Resolution - JHA will use reasonable efforts to resolve at least 90% of all problems reported to JHA within 24 hours from the time the problem is first reported to JHA. JHA and Client agree to cooperate fully in promptly reporting and analyzing the reasons for failure, if any, to meet the goals and objectives contained in this Exhibit. JHA agrees to assist Client in dealing with any third party that may be responsible therefore, and further agrees to make appropriate recommendations to Client for correcting such failures, without regard for whether or not the failure was attributable to JHA. JHA will present to Client a written plan for corrective action for those failures directly under JHA's control. Client inquires will be acknowledged by JHA within 2 hours of request. A plan for resolution of the inquiry will be completed by JHA within 24 hours of the time inquiry unless JHA and Client accept a mutually agreeable time.

SERVICE GOAL: 90%
REMEDY:     Client will notify JHA of non-performance in writing through the normal predefined procedures. JHA will have 30 days to cure.
BREACH: 3 occurrences in 90 day period.


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(F)     Service Fee Credits and Bonuses - In the event JHA's standard of performance falls below the prescribed level of performance for critical performance standards as outlined over the prescribed Measurement Period resulting in a direct cost incurred by the bank, JHA shall provide credit against Client's next invoice for Account Processing Services compensating the bank for those costs incurred.

(G)     Image Item Processing Services

Performance Standards:
JHA will perform the Item Processing Services in accordance with the performance standards specified below. Customer shall notify JHA of any performance issues/problems and JHA shall have the 30-day period to correct any problems. If JHA has not corrected the problem as outlined in the service level agreements below it will be considered a breach after three consecutive 30 day periods and then the client shall have the right to terminate this agreement.

Delivery of Work:
Client agrees to deliver un-encoded work to the JHA Item processing center at least three (3) hours in advance of the time that cash letters need to leave the center in order to meet the deadlines that the client wishes JHA to meet. If the work is preencoded, the work must be delivered at least two hours in advance of the time that cash letters need to leave the center in order to meet the deadlines that the client wishes JHA to meet.

Proof and Encoding:
Client will prepare and present proof work in accordance with JHA' s standards and work preparation guidelines. JHA will comply with Client's instructions for customer corrections, suspense entries, and exception items.

JHA proof of deposit and balancing of work received from Client for processing:
DESCRIPTION:
-     All (100%) batches are balanced without errors
-     Dollar encoding errors to meet service goals of 1 in 5,000 items
-     Corrections made with accepted medium
-     All Customer Corrections are legible and complete
-     All Customer Corrections have the correct reason listed
- Items are endorsed with the proper bank stamp in proper Regulation CC. position and legible
- All transaction Corrections using G/L debits and credits contain the correct information


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-     Suspense documentation is legible and complete

SERVICE GOAL:     99.980%
REMEDY:
- Client will notify JHA of specific non-performance issues in writing through the normal predefined procedures.
-     JHA will have 30 days to cure.
MEASUREMENT:     Percent of Volume
BREACH: 3 non-performance occurrences in 90-day period

Cash Letter Preparation:
JHA preparation of transit cash letters:
DESCRIPTION:
-     Cash Letters are sent out with correct total(s)
-     Cash Letters are sent with complete bundle count(s)
-     Cash Letter differences are explained
-     Cash Letters for proper bank are used
-     Cash Letters for the correct correspondent are used
-     Cash Letters are sent out in a timely manner to meet deadlines.
- Notification of cash letters (transit deposits) not sent out as specified above on the following day.

SERVICE GOAL: Not to exceed one error per month REMEDY:
- Client will notify JHA of specific non-performance issues in writing through the normal predefined procedures.
- JHA will pay Client the interest lost from missed investment opportunity at the current Fed Funds Rate as published daily in the Wall Street Journal due to a missed transit deposit deadline that was a direct result of a JHA error. JHA will not pay for missed cash letters due to late delivery of work.
-     JHA will have 30 days to cure.
MEASUREMENT:     Record of Occurrence
BREACH: 3 non-performance occurrences in 90-day period

Statement Preparation and Check Filing:
JHA preparation of statements and check filing requirements: A statement error is a statement that:
DESCRIPTION
-     Includes a page from a statement of another customers, or -     Is missing
a page, or


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-     Includes items of another customer, or
- Is missing items and a missing item notice is not included in the statement
-     Labeled "Hold Statements" being mailed out
- a statement labeled with a "hold Code" for special handling being mailed out
- A statement that is mailed later than the 3r business day following the date of statement.
- Cripple statements will receive an additional two (2) days to resolve. Resolution for statements with physical items that cannot be located will include the image in lieu of physical document.

SERVICE GOALS
Statement errors will not exceed .01 % of the statements rendered in any one cycle.
REMEDY:
- Client will notify JHA of specific non-performance issues in writing through the normal predefined procedures.
-     JHA will have 30 days to cure.
MEASUREMENT:     Percent of Volume
BREACH: Performance goals not met 3 times in 90-day periods

Research:
JHA research of items, photocopy production: DESCRIPTION:
- The turn around time for a research request will be 48 hours from the time of receipt (unless otherwise notified)
-     Best effort will be made to produce quality photocopies
- A completion commitment will be provided when Client requests subpoena research

SERVICE GOAL:     99.0% REMEDY:
- Client will notify JHA of specific non-performance issues in writing through the normal predefined procedures.
-     JHA will have 30 days to cure.
MEASUREMENT:     Percent of Volume of the total copies/images requested. BREACH:
3 non-performance occurrences in 90-day period

Inclearings Processing:
Inclearings processing:
DESCRIPTION:
-     Log totals by bank
-     Balance checks against Cash Letters


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-     Will not modify the account, but will put into suspense for client decision and Record differences
-     Prepare Cash Letter Adjustments
-     Process checks by transmission deadline

SERVICE GOAL:     99.5%
MEASUREMENT:     Percent of Volume"

3.     Add the following new Section and language:
"15.     Jack Henry & Associates, Inc.'s Policy on Privacy of Consumer Financial
Information.

In order to assist Client in meeting the requirements of the Gramm-Leach-Bliley Financial Modernization Act, Jack Henry & Associates sets out in writing its long standing policy and practices regarding the privacy of information provided by our customers and their clients:

Jack Henry & Associates (JHA) will not sell, disclose, nor permit access to information provided by Client for any purposes other than those specifically required to fulfill JHA's contractual obligations with Client.

In the event any court or regulatory agency seeks to compel disclosure of said information JHA will, if legally permissible, promptly notify Client of said attempt and will cooperate so that Client may at its expense seek to legally prevent this disclosure of information.' "

In witness whereof, the parties have caused this CONTRACT MODIFICATION to be executed by their duly authorized representatives.

JACK HENRY & ASSOCIATES, INC. 663 Highway 60, P. O. Box 807 Monett, MO 65708
(JHA)

By: /s/ Jack Prim

Type/Print Name  Jack Prim

TITLE: Chief Operating Officer

MISSION BANK 1330 Truxtun Avenue Bakersfield, CA 93301 (CLIENT)

By: /s/ Geri Combs

Type/Print Name  Geri Combs

TITLE: VP & CFO

CM1SB-4-97


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